As filed with the United States Securities and Exchange Commission on October 31, 2024.

Registration No. 333-276445

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRIID INFRASTRUCTURE INC.

(Exact name of registrant as specified in its charter)

Delaware	7374	85-3477678
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o CleanSpark, Inc.

10624 S. Eastern Ave. Suite A – 638

Henderson, Nevada 89052

(702) 989-7692

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Zachary K. Bradford

President and Chief Executive Officer

c/o CleanSpark, Inc.

10624 S. Eastern Ave. Suite A – 638

Henderson, Nevada 89052

(702) 989-7692

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Christopher J. Bellini

Mehrnaz Jalali

Cozen O’Connor

33 South 6th Street, Suite 3800

Minneapolis, MN 55402

(612) 260-9000

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment No. 2”) relates to the Registration Statement on Form S-1 (No. 333-276445) (the “Registration Statement”), previously filed by GRIID Infrastructure Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on January 9, 2024, as amended by Amendment No. 1 to the Registration Statement, previously filed by the Registrant with the SEC on January 29, 2024, and as further amended by Post-Effective Amendment No. 1 to the Registration Statement, previously filed with the SEC on April 17, 2024, to register up to 36,706,145 shares of common stock par value $0.0001 per share (“Common Stock”), up to 22,803,726 shares of Common Stock issuable upon the exercise of warrants, and up to 7,270,000 warrants originally issued in a private placement made concurrently with the initial public offering of the Registrant’s predecessor company. This Post-Effective Amendment No. 2 is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under the Registration Statement.

Effective October 30, 2024, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of June 26, 2024 (the “Merger Agreement”), by and among the Registrant, CleanSpark, Inc., a Nevada corporation (“CleanSpark”), and Tron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CleanSpark (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving and continuing as the surviving corporation in the Merger.

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offers and sales of its securities registered pursuant to the Registration Statement and is deregistering the remaining securities (the “Securities”) registered but unsold as of the effective time of the Merger under the Registration Statement, if any. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all such Securities registered but unsold as of the date of this Post-Effective Amendment No. 2. The Registration Statement is amended, as appropriate, to reflect the deregistration of the Securities as of the date of this Post-Effective Amendment No. 2.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on October 31, 2024.

GRIID INFRASTRUCTURE INC.

By:	/s/ Leighton Koehler
Name: Leighton Koehler Title: General Counsel

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.